UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

February 18, 2019

Date of report (date of earliest event reported)

FIVE POINT HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-38088	27-0599397
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15131 Alton Parkway, 4th Floor, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

(949) 349-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2019, the Compensation Committee of the Board of Directors of Five Point Holdings, LLC (the “Company”) adopted the Five Point Holdings, LLC Senior Management Severance and Change in Control Plan (the “Plan”). The Company’s Chief Executive Officer (“CEO”), its other named executive officers and certain of its other officers are eligible to participate in the Plan.

The Plan provides severance benefits upon a qualifying termination of employment (a termination by the Company without “Cause,” a termination by reason of death, “Disability” or “Retirement” or, in some circumstances, a termination by the participant for “Good Reason,” as all such terms are defined in the Plan).

Upon termination by the Company without Cause more than two years after and not less than six months before the consummation of a transaction that constitutes a “Change in Control” within the meaning of the Plan, a participant is entitled to the following benefits, subject to execution of a release of claims against the Company:

•

a lump sum cash payment equal to 1 1⁄2 times (2 times in the case of the CEO) the sum of the participant’s base salary and the average of the annual bonus payable in respect of the three calendar years (or, if less, for all calendar years of employment) preceding the date of termination;

•	a lump sum cash payment equal to pro-rata annual bonus at target for the year of termination; and

•	continued health, dental and vision benefits at the cost provided to active employees for one year (two years in the case of the CEO).

If such a qualifying termination occurs (or a termination by the participant for Good Reason occurs) within two years following a Change in Control (or within six months preceding a Change in Control where the termination occurs at the request of or by reason of circumstances requested by a potential acquirer), the severance multiple described in the first bullet above would be three for the CEO and two for all other participants.

Upon a termination by reason of death, Disability or Retirement (subject, in the case of retirement, to execution of a release of claims against the Company), a participant is entitled receive a lump sum cash payment equal to pro-rata annual bonus at target for the year of termination.

The Plan provides that if a participant receives any amount, whether under the Plan or otherwise, that is subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, the amount of the payments to be made to the participant will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that the participant would receive following imposition of the excise tax and all income and related taxes.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: February 21, 2019

FIVE POINT HOLDINGS, LLC

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Legal Officer, Vice President and Secretary